UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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ACCESS TO MONEY, INC.
(Name of Registrant as Specified in its Charter)
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October 13, 2011

Dear Stockholder:

This letter is being delivered to you to provide additional information regarding the proposed merger with Cardtronics.

This letter constitutes Definitive Additional Solicitation Materials on Schedule 14A and is being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger dated as of August 15, 2011 (the "Merger Agreement") by and among Access to Money, Inc. (the "Company"), Cardtronics USA, Inc., a Delaware corporation (the "Buyer"), CATM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (the "Merger Sub"), LC Capital Master Fund, Ltd., a Cayman Islands exempted company and principal stockholder of the Company ("LC Capital"), and Cardtronics, Inc., a Delaware corporation and parent company of the Buyer ("Cardtronics"), as guarantor, pursuant to which Merger Sub will be merged with and into the Company, and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer (the "Merger").

On August 29, 2011, we, our directors, Buyer and Merger Sub were named as defendants in a putative class action complaint in the Chancery Court of Delaware, captioned, Scuron v. Stern, et al.  That action (herein the "Scuron Action"), purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties of care, loyalty and independence and that they have acted to put their personal interests ahead of the interests of the Company’s stockholders.  On September 23, 2011, the Chancery Court entered an Order consolidating that Scuron Action with a second action filed in that Court captioned Hoitsma v. Falcone, et al., (herein with the Scuron Action the "Consolidated Delaware Action.")  The allegations in the Consolidated Delaware Action are substantially similar to the allegations raised in separate complaints filed in New Jersey State Court; namely that our proxy statement is materially incomplete and that our directors breached their fiduciary duties in connection with the proposed Merger.  In the Consolidated Delaware Action and in each of the complaints filed in New Jersey, the plaintiffs seek injunctive and other equitable relief, including to enjoin us from consummating the Merger and damages, in addition to fees and costs.  On October 12, 2011, we entered into a memorandum of understanding with the plaintiffs in the Scuron Action regarding the settlement of that action.

We and our directors deny the allegations that our directors breached their fiduciary duties of care, loyalty and independence, as well as the allegations that they have acted to put their personal interests ahead of the interests of the Company’s stockholders.  Likewise, we do not believe that any further disclosures regarding the proposed Merger are required under applicable laws other than that which has already been provided in the Definitive Proxy Statement we previously filed with the United States Securities and Exchange Commission; however, to avoid the risk of the putative stockholder class action delaying or adversely affecting the Merger and to minimize the expense of defending such action, we have agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below.  Subject to completion of certain confirmatory discovery by plaintiff’s counsel, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.  The stipulation of settlement will be subject to customary conditions, including court approval following notice to our stockholders.  In the event that the parties enter into a stipulation of settlement, we plan to make application promptly for a hearing at which the Delaware Chancery Court will consider the fairness, reasonableness, and adequacy of the settlement and whether to approve the settlement.  If the settlement is finally approved by the court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith (excluding claims for appraisal under Section 262 of the Delaware General Corporation Law).  If the settlement is approved, we will apply for res judicata dismissal of the complaints filed in New Jersey State Court.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Chancery Court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the memorandum of understanding will be terminated.

Our board of directors, which previously recommended that our stockholders adopt the Merger Agreement, reaffirms that recommendation and encourages stockholders to vote "FOR" the adoption of the Merger Agreement at the special meeting.

Information About Access to Money, Inc.

In this proxy statement, the terms the "Company," "we," "our," and "us" refer to Access to Money, Inc. and our subsidiaries.  We are an independent automated teller machine deployer, acting as the source for business to purchase, operate, and service automated teller machines, which we refer to herein as "ATMs".  We are one of the largest independent providers of ATMs in the United States and offer a comprehensive suite of related services for both large and small customers.  We entered the ATM business in 1999 and expended our operations through internal growth and acquisitions.  We manage, own or operate approximately 10,400 ATMs in the United States.  We typically locate our ATMs in high traffic retail environments through national, regional, and locally-owned supermarkets, convenience stores and other retail locations.  We participate in as many electronic funds transfer networks, or EFTNs, as practical, including, but not limited to, NYCE, Visa, MasterCard, Plus, American Express, Discover/Novus, STAR, Allpoint, and Moneypass.

CAUTIONARY STATEMENTS CONCERNING
FORWARD-LOOKING INFORMATION

This filing includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  All statements other than statements of historical facts included or incorporated by reference in this proxy statement, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans and objective of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation there on or similar terminology or expressions.

We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: a decline in ATM transaction volume or fees, changes in technology standards, a failure by third parties to service our ATMs, regulatory changes, changes to interchange fees charged by electronic funds transfer networks, intense competition which could reduce net revenue per ATM or result in us deploying fewer ATMs, increases in interest rates, the inability to obtain cash for our ATMs, disruption of cash replenishment by armored car carriers to our ATMs, and statements of assumption underlying any of the foregoing, as well as other factors set forth in "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010 and in other reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.  Except as required by law, we assume no duty to update or revise our forward-looking statements.

All information contained in this filing concerning Buyer, Merger Sub and Cardtronics has been supplied by Buyer, Merger Sub and Cardtronics and has not been independently verified by us.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding stockholder suits as described in these Definitive Additional Materials on Schedule 14A, we have agreed to make these supplemental disclosures to the Definitive Proxy Statement we filed with the United States Securities and Exchange Commission on September 28, 2011 (the "Proxy Statement").  This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

This filing may be deemed to be solicitation material in respect of the proposed Merger.  In connection with the proposed Merger, on September 28, 2011, we filed with the SEC the Proxy Statement on Schedule 14A.  In addition, we will file with, or furnish to, the SEC all other relevant materials.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The Proxy Statement has been mailed to shareholders of record of the Company as of September 15, 2011.  Stockholders are able to obtain a copy of the Proxy Statement and other documents filed by us free of charge from the SEC’s website, www.sec.gov.  Our shareholders will also be able to obtain, without charge, a copy of the Proxy Statement and other relevant documents by contacting Access to Money, Inc., 1101 Kings Highway North, Suite G100 Cherry Hill, NJ 08034-1912, Attention: Corporate Secretary.

The Company and our directors and executive officers are deemed to be participants in the solicitation of proxies in respect of the proposed Merger.  Additional information regarding the interests of such participants is included in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE

Debt Financing (pages 22-23)

As disclosed in the Proxy Statement, between December 2009 and September 2011, we held discussions with 21 senior debt providers seeking to obtain financing.  These providers were comprised of institutions that our officers, directors and advisors had relationships with or who were active in serving middle market borrowers in the Philadelphia to New York City corridor where we conduct operations.  The two overriding factors that caused each of these 21 lenders to not provide debt financing to us were (i) that we did not own or possess sufficient hard assets to secure the debt, or (ii) the negative equity position on our balance sheet.

Equity Financing (pages 23-25)

As disclosed in the Proxy Statement, between the fourth quarter of 2009 and fourth quarter of 2010, we held discussions with 14 private equity and investment banking firms.  These firms were comprised of firms which our officers, directors and advisors had relationships with or those that were active in our industry or in making investments in small and micro cap public companies.  None of these firms agreed to provide financing on terms acceptable to us, if at all.  Many of the potential investors, including investors 2, 4, 5, 6, 7, 8, and 10, did not provide us with a formal written rejection, but rather failed to express any interest in a follow up meeting or making an equity investment in the Company after follow up by Mr. Stern.  The overriding factor impacting these decisions was our level of debt.

Investor 14 did propose an equity line of credit, which we rejected as being too dilutive as the purchase price for the shares was based on a discount to the market price of our common stock at the time of the draw down.  As the number of shares sold and the resulting dilution would be based on the future market price of our shares, it was not possible to quantify the exact level of dilution.

Alternative Strategic Transactions (pages 25-26)

As disclosed in our Proxy Statement, from 2009 until June 2011, we canvassed the market seeking both strategic and financial acquirers.  Our Board was involved in this process through the Mergers and Acquisitions Committee, the Special Committee, as well as through informal communication with individual directors.  The members of the Mergers and Acquisitions Committee are Mr. Venezia (Chairman) and Mr. Paull.  The members of the Special Committee are Messrs. McNamara and Paull.  Our officers reported material developments to the Mergers and Acquisition Committee and regularly engaged in informal telephonic conversations with Messrs. Buyon and Venezia to draw upon their experience as investment bankers and financial analysts.  Mr. Buyon was a Managing Director at Peter J. Solomon Company, an investment banking company.  Mr. Venezia is a Credit Analyst for Lampe, Conway & Co., Ltd., an investment management company.  All discussions regarding deal terms and responses to any formal proposals were made during Board meetings.

In addition to our efforts to obtain debt or equity financing described in detail elsewhere herein and in the Proxy Statement, we engaged in substantive discussions with nine potential strategic acquirers.  Based on the extensive efforts of our directors and executive officers in exploring strategic alternatives with potential financial and strategic acquirers over a nearly two year period and the industry knowledge and contacts of our executive officers, our Board of Directors concluded that we had satisfied our obligation to canvass the market in order to obtain the highest and best price reasonably available for our shareholders.

We engaged in extended discussions with Company 1, a privately-held ATM company.  These discussions terminated when Company 1 required that we have approximately $14 million of cash on hand post-closing.  As more fully described in the Proxy Statement, we did not have, nor did we have access to, this amount of capital.

We also engaged in extensive discussions with Company 2, a public company operating in the ATM industry, to effectuate a merger without the need for additional cash.  The post-closing ownership of the combined enterprise was to be determined based on the relative EBITDA and debt of each company.  This was the only potential strategic partner that considered assuming our outstanding debt, which would have been factored into the relative ownership interests of the respective shareholder bases post closing.  In this regard, Company 2 approached Mr. Falcone and LC Capital to ascertain whether either would accept a discount to the amounts owed to them.  Both indicated that they were willing to entertain a discounted payoff depending on the terms.  During this process, Company 2 also suggested purchasing the Company outright, but never made a formal purchase offer and never gave us a specific reason for not further pursuing a potential transaction.

Finally, Companies 3, 7 and 8 never provided any definitive reasons as to why they did not want to further pursue a transaction with us.

The Cardtronics Transaction (pages 27-30)

As disclosed in the Proxy Statement, we commenced discussion with Cardtronics beginning in January 2011.  These efforts accelerated in late March when our Board concluded that based on the discussion to that point, Cardtronics appeared to have the most interest as well as the financial capability to complete a transaction.  This resulted in the receipt of an initial term sheet from Cardtronics on May 24, 2011.

Upon receipt and analysis of the initial term sheet, we formed a "Special Committee" of the Board of Directors consisting of Messrs. McNamara and Paull.  We formed the Special Committee at that time because we were in receipt of a written proposal in which certain of our directors (Messrs. Venezia and Falcone, due to their interests as creditors, and Mr. Stern, due to the fact that his severance package may be triggered) could be deemed to have interests different than those of our shareholders.  The Special Committee was granted the full and exclusive power and authority of the Board to negotiate and provide a recommendation to the full Board whether to approve the proposed transaction with Cardtronics.  This included the authority to retain independent counsel and advisors at the expense of the Company and to authorize and direct the officers of the Company to assist the Special Committee in exercising its responsibilities.  The Special Committee appointed Mr. Stern to continue to lead the negotiations based on his understanding of the business, his past experience with Cardtronics, his developing relationship with the negotiating team at Cardtronics, and his past experiences with selling assets of the Company and as a transactional lawyer.  The Special Committee did not believe that any interest Mr. Stern may have had in the potential transaction conflicted with the best interests of the stockholders.

At this time, we also retained GuideCap as our financial advisor.  The Board considered other middle market financial advisors to assess the transaction and decided to retain GuideCap based on their industry experience, familiarity with transactions similar to the size of the proposed acquisition, their availability, and proposed fees.  No part of the fees to be paid to GuideCap was conditioned upon the completion of the Merger.

As noted above, we received the initial term sheet from Cardtronics on May 24, 2011, which was revised on June 2, June 7, and July 15.  The initial proposal provided for up to a maximum of $6.3 million to be paid at closing on account of the note due to Mr. Falcone and $0.15 per share to be paid to holders of our common stock.  The Merger Agreement and related documents provide for $3.0 million to be paid at closing on account of the note due to Mr. Falcone and $0.285 per share to be paid to holders of our common stock.  The negotiations resulted in a material increase in the consideration payable to our shareholders, a reduction in the upfront amount paid on account of the note due to Mr. Falcone, and an increase in the maximum amount of the contingent post closing payments that might become payable to Mr. Falcone.

At no time during our negotiations did Cardtronics offer to assume our debt and it was never a point of discussion.  Assuming rather than paying off our debt would not have changed the enterprise value of the Company or the amount of consideration payable to the holders of our common stock.  In addition, provisions contained in all of our debt agreements require that the debt be paid in full upon a change of control.  As a result, each of our lenders would have had to agree to any proposed transaction that did not involve a payoff at closing.  Based on our discussions with Sovereign Bank, we concluded that they would not subordinate their security interest in our assets or modify our outstanding debt.  Finally, the debt due to Mr. Falcone is being restructured with only a portion to be paid in cash at closing and the remaining payments are conditioned upon post-closing performance.  As described above, this reduction in required payments to Mr. Falcone directly resulted in a material increase in the Merger Consideration payable to our shareholders.

After negotiating a 90% increase in the purchase price payable to our shareholders which represented a substantial premium to the market price of our shares, not receiving any additional offers or indications of interest, and having received the opinion of our financial advisor that the transaction was fair to our stockholders from a financial point of view, our Board and Special Committee approved the Merger Agreement.

Financial Analyses (pages 35-37)

Selected Publicly-Traded Companies Analysis

GuideCap reviewed publicly available financial and stock market information for the following six publicly-traded companies.  The companies were chosen based on similar product and service offerings and are primarily companies that own, operate, manage and/or service financial service kiosks.

Cardtronics Inc. CATM (NasdaqGM)
Coinstar, Inc. CSTR (NasdaqGS)
DirectCash Payments Inc. DCI (TSX)
Euronet Worldwide Inc. EEFT (NasdaqGS)
Global Axcess Corp. GAXC (OTCBB)
Global Cash Access Holdings, Inc. GCA (NYSE)

GuideCap reviewed, among other things, capitalization, market multiples, historical performance, ratios and projected growth.  GuideCap observed significant variation in margins in the public companies as compared to the Company.  The last twelve months ("LTM") gross margins ranged from 21.9% to 46.6% with a median of 31.3% for the publicly traded companies compared to 12.0% for the Company.  The LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged 10.4% to 31.6% with a median of 15.9% for the publicly traded companies compared to 2.3% for the Company.  Based on significant differences in the Company’s margins and profitability as compared to the public companies, unit count multiples, revenue multiples and gross margin multiples were deemed unreliable and GuideCap utilized the enterprise values of the selected companies as a multiple of LTM EBITDA.  GuideCap observed public company LTM EBITDA multiples ranging from 5.3x to 9.8x with a median of 7.6x.  GuideCap compared the publicly-traded companies with the Company and made certain adjustments to account for difference between the Company and the publicly traded companies to arrive at an adjusted multiple of 5.2x.  The adjustments totaled 31% and included, among other things, difference in size, performance, the ability to refinance the current debt, the ability to finance future growth, and the competitive environment.  GuideCap applied an adjusted LTM EBITDA multiple of 5.2x to the corresponding data of the Company.  This analysis resulted in an enterprise value of $11.2 million after adding $1.7 million in projected cash at closing.  The enterprise value minus the $23.1 million in projected long-term debt and accrued interest as of the estimated transaction closing date, resulted in an equity value of $0 and a value of $0.000 per common share.

Implied per Share Equity Value	Per share Consideration Offered
for the Company	by Cardtronics
$0.000	$0.285

No company used in this analysis is identical or directly comparable to the Company.  Accordingly, an evaluation of the results of this analysis is not entirely mathematical.  Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Industry Transactions Analysis

GuideCap reviewed 59 industry transactions between June 2001 and June 2011 in which the acquired company provided automated teller machine services or kiosk services.  Of those transactions, 19 disclosed valuation multiples and were comparable based upon their line of business.  The selected transactions were further reduced based upon the dates of the transactions reviewed.  Due to changes in industry dynamics and macro-economic conditions, transactions occurring before 2008 were excluded from consideration.  Of those transactions occurring after 2008 only two transactions possessed the financial detail necessary to evaluate the transaction.  Based on significant differences in the Company’s margins and profitability as compared to the industry, unit count multiples, revenue multiples and gross margin multiples were deemed unreliable and GuideCap examined the EBTIDA multiples.  Upon further evaluation, both transactions were deemed unreliable for use in determining an implied value for the Company because the EBITDA was not publicly disclosed on one transaction and because the other transaction was the sale of a non-financial kiosk company.  In particular, due to growth rates, EBITDA margins, other business specific factors, and the small sample size, GuideCap concluded that the selected industry transactions method did not provide a meaningful or reliable measure of Company value.

Discounted Cash Flow Analysis

GuideCap performed a discounted cash flow analysis of the Company to calculate the present value of the estimated unlevered, after-tax free cash flows that the Company could generate during the Company’s remaining fiscal year 2011 and fiscal years 2012 through 2015 based on the Company forecasts.  See management cash flow projections set forth below.  GuideCap calculated a terminal value for the Company by applying a terminal LTM EBITDA multiple of 5.8x to the Company’s fiscal year 2015 estimated EBITDA.  The terminal multiple was based on an analysis of the Selected Publicly-Traded Companies as discussed above.  GuideCap compared the publicly-traded companies with the Company’s expected characteristics at the projected time of exit and made certain adjustments based on differences.  GuideCap applied an adjusted LTM EBITDA multiple of 5.8x to the corresponding projected data of the Company.  The cash flows and terminal values were then discounted to present value using a discount rate of 28%.  The discount rate of 28% was estimated utilizing the weighted average cost of capital of after tax debt and equity.  The after tax cost of debt of 7.3% was utilized based on the weighted average cost of the Company’s senior and subordinated debt.  The capital asset pricing model ("CAPM") was utilized to determine the cost of equity, which takes into consideration the risk-free rate, market equity risk premium, a size premium and a company specific premium.  The following rates were utilized in the analysis:  risk free rate of 2.81%; market equity risk premium of 6.70%; beta of 0.9; size premium of 6.36%; and a company specific risk premium of 18%.  The company specific risk premium of 18% was applied to capture company specific risks not contained in the market equity risk premium.  The company-specific risk premium considered key risks which include the Company’s ability to finance projected growth, the competitive position of the Company, and the Company’s ability to execute its business plan.  This analysis was performed on the unlevered cash flows of the Company set forth below and produced a value of $22.8 million after adding $1.7 million in projected cash at closing.  The enterprise value minus the $23.1 million in projected long-term debt and accrued interest as of the estimated transaction closing date, resulted in an equity value of $0 and a value of $0.000 per common share.  A sensitivity analysis was performed with discount rates ranging from 24% to 32% and hypothetical exit multiples ranging from 5.50x to 6.50x of EBITDA, which resulted in a range from $0.00 to $0.121 per common share, all of which were lower than the consideration offered per common share of $0.285.

Implied per Share Equity Value
for the Company	Per share Consideration
$0.000	$0.285

Projected Financial Information (pages 37-39)

Management’s Cash Flow Projections

Financial data (in $000s)	Q3 2011	Q4 2011	2012	2013	2014	2015
Revenues	21,361	20,443	88,863	92,089	95,000	98,000
EBITDA	925	843	5,017	5,858	6,400	6,800
EBIT	455	390	3,081	3,575	4,045	4,371
Taxes	173	148	1,171	1,359	1,537	1,661
Capital expenditures	195	112	1,895	1,471	1,269	1,308
(Increase)/ decrease in working capital	56	(46)	359	161	146	150
Unlevered free cash flow	613	537	2,310	3,189	3,740	3,981

Stock based compensation expense is a non-cash operating expense and is excluded from EBITDA, EBIT and unlevered free cash flow.  The stock based compensation expense was $137,000 in 2009 and $98,000 in 2010.  The projected future stock based compensation expense is expected to be less than $100,000 annually.

Net operating loss carry forwards were assumed to have minimal value based on an acquirer’s limitation on use in a change of control transaction and based on the equity value of the Company.  The tax rate of 38% considers the estimated benefit to an acquirer of the net operating loss carry forwards.